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                                                                     EXHIBIT 10


INDEPENDENT AUDITORS' CONSENT


Merrill Lynch California Insured Municipal Bond Fund of Merrill Lynch California Municipal Series Trust:



We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 33-55864 of our report dated October 7, 1998 appearing in the annual report to shareholders of the Merrill Lynch California Insured Municipal Bond Fund for the year ended August 31, 1998, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Princeton, New Jersey
October 28, 1998